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                                  May 4, 1995


Ms. Barbara L. Owens
1280 W. Caroline Lane
Tempe, Arizona  85284

         RE:    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

Dear Ms. Owens:

         Reference is made to that certain Employment Agreement dated October 15, 1993 between Sunrise Preschools, Inc. (the "Corporation") and yourself (the "Employment Agreement"), as amended on September 16, 1994 (the "First Amendment"). In recognition of your continued contribution to the growth and success of the Corporation, the Corporation desires to amend the Employment Agreement as set forth below. Accordingly, and in consideration of the promises hereafter set forth, the Corporation and you agree as follows:

         A. Section 2 of the Employment Agreement is hereby amended in its entirety as follows:

         "2. Term of Agreement. This Agreement will commence on the Effective Date (as defined in Subsection 12(c)) and shall have a perpetual term of three years, such that on any given date, this Agreement will have a remaining term of three years from such date."

         B. Sections 6(d), (e) and (f) shall be amended in their entirety as follows:

         "6.  Compensation Upon Termination or During Disability.

                     d. If your employment is terminated (i) by the Corporation other than for Cause or Disability or (ii) by you for Good Reason, then you shall be entitled to the following benefits:

                                 EXHIBIT 10.43

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Ms. Barbara L. Owens
May 4, 1995
Page 2



                            (1)     the Corporation shall pay you your full Base
Salary together with any bonuses that have accrued but have not been paid through the Date of Termination at the rate in effect at the time Notice of Termination is given, or the Date of Termination where no Notice of Termination is required;

                            (2)     in lieu of any further salary payment to you
for periods subsequent to the Date of Termination, the Corporation shall pay you a lump sum payment equal to the sum of three years of your annual Base Salary as in effect immediately prior to the occurrence of the circumstances giving rise to your termination and an amount equal to all bonuses paid to you in addition to your Base Salary in the three-year period preceding the Date of Termination;

                            (3)     the Corporation shall maintain in full force
and effect for your continued benefit and the benefit of your eligible dependents and beneficiaries, until the first to occur of (i) your attainment of alternative employment or (ii) three years from the Date of Termination, the employee benefits under the Corporation's benefit plans that you or they were eligible to receive immediately prior to the Date of Termination, subject to the terms and conditions of the benefit plans; provided that your continued participation or the participation of such eligible dependents or beneficiaries is possible under the general terms and provisions of such benefit plans. In the event that your participation or the participation of such eligible dependents or beneficiaries in any such benefit plan is barred, the Corporation shall arrange to provide you and such eligible dependents or beneficiaries with benefits substantially similar to those to which you and such eligible dependents or beneficiaries are entitled under such benefit plans for the period stated above. At the end of the period of coverage, you shall have the option to have assigned to you, at no cost and with no apportionment of prepaid premiums, any assignable insurance policy owned by the corporation and relating specifically to you; and

                            (4)     notwithstanding any term to the contrary in
any options or warrants to purchase Common Stock of the Corporation which have been granted to you by the Corporation, or in any agreement or plan relating thereto, any such options or warrants shall become immediately exercisable and shall remain exercisable for the longer of (A) one year or (B) the then remaining unexpired term of such options or warrants.

                      e.    Section 6(e) is deleted in its entirety.

                      f. The payments provided for in Subsections (6)(d)(1) and (2) shall be made by the Corporation to you not later than the fifth day following the Date of Termination."

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Ms. Barbara L. Owens
May 4, 1995
Page 3



         C. Limited Effect. The Employment Agreement and the First Amendment shall be deemed amended only to the extent set forth herein. This Second Amendment shall be limited precisely as written and shall not be deemed a modification of other terms or conditions of the Employment Agreement and the First Amendment.

         D. Definitions. As used in the Employment Agreement, the term "Board" shall mean the Board of Directors of the Corporation. Terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Employment Agreement.

         E. Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Arizona.

         F. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Corporation the enclosed copy of this letter which will then constitute or agreement on this subject.

                                            Sincerely,

                                            SUNRISE PRESCHOOLS, INC.



                                            By  /s/ Dr. Richard H. Hinze
                                                --------------------------------
                                                    Dr. Richard H. Hinze,
                                                    Director



Agreed and accepted as of the
4th day of May, 1995


By  /s/ Barbara L. Owens
    ------------------------------------
    Barbara L. Owens